Exhibit 99.1

News Release

Investor Contact:	Jerry L. Johnson	EnPro Industries
	Senior Vice President - Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Reports Fourth Quarter and Full Year 2020 Results; Introduces Full Year 2021 Guidance

Fourth Quarter and Full Year 2020 Highlights
(All results reflect comparisons to prior-year period and Fairbanks Morse as a discontinued operation unless otherwise noted)
•Sales decreased 3.7% to $276.0 million for the quarter; sales decreased 10.9% to $1,074.0 million for the year
•Loss from continuing operations attributable to EnPro Industries, Inc. was $8.9 million for the quarter, compared to a loss of $8.2 million in the prior-year period; a loss of $23.7 million for the year, compared to income of $7.8 million in the prior year
•Adjusted EBITDA increased 11.1% to $48.1 million for the quarter, adjusted EBITDA margin increased 230 bps to 17.4%; Adjusted EBITDA decreased 0.6% to $168.3 million for the year, adjusted EBITDA margin increased 170 bps to 15.7%
•Diluted loss per share from continuing operations attributable to EnPro Industries, Inc. was $0.43 for the quarter, compared to a loss of $0.40 in the prior-year period; diluted loss per share from continuing operations was $1.15 for the year, compared to earnings per share of $0.38 in the prior year
•Adjusted diluted earnings per share increased 27.8% to $1.24 for the quarter versus $0.97 in the prior-year period; adjusted diluted earnings per share increased 4.4% to $4.07 for the year versus $3.90 for the prior year
•Strategic portfolio reshaping actions during the fourth quarter included the acquisition of Alluxa and the sale of STEMCO’s Air Springs and GGB’s bushing block businesses
•Realigned reporting segments to group similar businesses to streamline operations and provide investors with additional transparency
•Initiating 2021 guidance ranges for sales of $1.04 billion to $1.08 billion, adjusted EBITDA of $178 million to $188 million, and adjusted diluted earnings per share from continuing operations of $4.32 to $4.66

CHARLOTTE, N.C., February 23, 2021 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month and twelve-month periods ended December 31, 2020.

“We were pleased to have closed the year with another strong quarter of financial performance that included adjusted EBITDA margin expansion of approximately 230 basis points, despite the ongoing impact of COVID-19 on the broader global economy,” said Marvin Riley, President and Chief Executive Officer. “During the quarter, we achieved a number of strategic milestones as we continued to transform our business in support of our profitable growth strategy, including closing the Alluxa acquisition, completing the sale of STEMCO’s Air Springs and GGB’s bushing block businesses, and implementing our re-segmentation.”

Mr. Riley continued, “The resiliency of our fourth quarter results reflects our disciplined approach to portfolio reshaping and cost management actions. In addition, we experienced positive momentum within the semiconductor, food and pharma, automotive, power generation, and heavy-duty truck markets, which contributed to our fourth quarter year-over-year adjusted EBITDA improvement.”

Changes to Reporting Segments and Reported Adjusted EPS

On February 4, 2021, the company announced that it had changed its reporting segment structure beginning with its fourth quarter of 2020 financial results. The new reporting segments are Sealing Technologies (includes Garlock, STEMCO and Technetics, excluding Technetics Semiconductor business), Advanced Surface Technologies (includes Technetics Semiconductor, LeanTeq, and Alluxa), and Engineered Materials (includes GGB and CPI). Prior-year quarters and full-year segment financial information have been recast to reflect the new reporting segments. Historical data for the new reporting structure is available in the investor relations section of EnPro’s company website.

Commencing with this announcement, the company is changing its presentation of adjusted EPS from its previous presentation of this non-GAAP measure to exclude after-tax acquisition-related intangible amortization. The company believes presenting adjusted EPS in this manner better reflects core operating results and offers a more meaningful measure for comparison against prior periods. A reconciliation between the comparable GAAP measure and adjusted EPS is included in the tables appended at the end of this release.

“Over the past year and a half, we have executed several strategic initiatives on our journey to reshape our business in support of profitable growth within the semiconductor, life sciences, and other technology markets. This new segmentation improves alignment of technical and operational expertise across the company and enables better performance measurement, decision making, and overall transparency for investors,” said Mr. Riley.

Strategy and Key Developments

During the fourth quarter, EnPro took several actions in support of its ongoing portfolio reshaping strategy:

•Closed the acquisition of Alluxa, Inc. on October 26
•Completed the sale of STEMCO’s Air Springs business unit on November 20
•Completed the sale of GGB’s bushing block business on November 30

These actions are consistent with EnPro’s strategy to focus the portfolio on materials science-based businesses with leading technologies, compelling margins, strong cash flow, and high levels of recurring revenue that serve markets with favorable secular tailwinds. The company will continue to allocate capital, organically and inorganically, to drive growth in businesses with these characteristics with the goal of maximizing long-term shareholder returns and will apply the EnPro Capability Center to enable continuous improvement.

Financial Highlights
(Amounts in millions except per share data and percentages)

	Quarter Ended December 31,			Year Ended December 31,
	2020	2019	Change	2020	2019	Change
Net Sales	$276.0	$286.5	(3.7)%	$1,074.0	$1,205.7	(10.9)%
Income (Loss) from Continuing Operations Attributable to EnPro Industries, Inc.	$(8.9)	$(8.2)	(8.5)%	$(23.7)	$7.8	nm
Net Income (Loss) Attributable to EnPro Industries, Inc.	$(8.1)	$2.8	nm	$184.4	$38.3	nm
Diluted Earnings (Loss) Per Share Attributable to EnPro Industries, Inc. Continuing Operations	$(0.43)	$(0.40)	(7.5)%	$(1.15)	$0.38	nm
Adjusted Net Income*	$25.4	$20.0	27.0%	$83.9	$81.1	3.5%
Adjusted Diluted Earnings Per Share*	$1.24	$0.97	27.8%	$4.07	$3.90	4.4%
Adjusted EBITDA*	$48.1	$43.3	11.1%	$168.3	$169.4	(0.6)%
Adjusted EBITDA Margin*	17.4%	15.1%		15.7%	14.0%
*See the attached schedules for adjustments and reconciliations to GAAP numbers.

Fourth Quarter 2020 Consolidated Results

Sales decreased 3.7% to $276.0 million compared to the fourth quarter of 2019. Positive momentum in the semiconductor, food and pharma, automotive, power generation, and heavy-duty truck markets, in addition to the contribution from Alluxa, was more than offset by weakness in oil and gas, general industrial and aerospace markets. While demand increased in the heavy-duty truck market, revenues declined as a result of portfolio reshaping actions. Excluding the impact of foreign exchange translation and sales from acquired and divested businesses, sales for the quarter declined 1.6% compared to the fourth quarter of 2019.

Corporate expenses of $10.6 million in the fourth quarter of 2020 decreased 2.8% compared to $10.9 million a year ago.

Consolidated adjusted EBITDA of $48.1 million increased 11.1% compared to the prior-year period driven primarily by cost reductions across the company and the addition of strategic acquisitions. Adjusted EBITDA margin of 17.4% increased 230 basis points compared to the prior-year period.

Loss from continuing operations attributable to EnPro Industries, Inc. was $8.9 million, compared to a loss of $8.2 million in the prior-year period. The fourth quarter 2020 loss from continuing operations attributable to EnPro Industries, Inc. was driven by environmental charges of $22.1 million, principally for reserve increases associated with estimated remediation costs for two legacy environmental matters, discussed below. Adjusted net income of $25.4 million increased 27.0% compared to the fourth quarter of 2019. Diluted loss per share attributable to EnPro Industries, Inc. continuing operations was $0.43, compared to a loss of $0.40 in the prior-year period and adjusted diluted earnings per share was $1.24, compared to $0.97 in the prior-year period, an increase of 27.8%.

Fourth Quarter 2020 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding critical environments
Includes Garlock, STEMCO, and Technetics Group (excluding Technetics Semiconductor) businesses

	Quarter Ended December 31,			Year Ended December 31,
(Amounts in millions except percentages)	2020	2019	Change	2020	2019	Change
Sales	$154.7	$174.4	(11.3)%	$636.7	$762.4	(16.5)%
Adjusted Segment EBITDA	$34.9	$33.1	5.4%	$131.0	$131.4	(0.3)%
Adjusted Segment EBITDA Margin	22.6%	19.0%		20.6%	17.2%
•Sales decreased 11.3% versus the prior-year period due to a decline in demand in the general industrial and aerospace markets, partially offset by stronger demand in food and pharma and heavy-duty truck. While demand increased in the heavy-duty truck market, revenues declined as a result of portfolio reshaping actions including the sale of all assets related to STEMCO’s Air Springs manufacturing business in late November and the sale of STEMCO’s Motor Wheel and Crewson businesses during the third quarter. Excluding the impact of foreign exchange translation and sales from acquired and divested businesses, sales decreased 2.9% versus the prior-year period.
•Adjusted segment EBITDA increased 5.4% versus the prior-year period, due primarily to the savings from production and operational cost-reduction initiatives. Excluding the impact of foreign exchange translation, acquisitions and divestitures, adjusted segment EBITDA increased 10.6% compared to the prior-year period.

Advanced Surface Technologies - Advancing precision services and solutions
Includes Technetics Semiconductor, LeanTeq, and Alluxa businesses

	Quarter Ended December 31,			Year Ended December 31,
(Amounts in millions except percentages)	2020	2019	Change	2020	2019	Change
Sales	$49.9	$39.2	27.3%	$171.2	$120.2	42.4%
Adjusted Segment EBITDA	$15.4	$9.8	57.1%	$47.1	$23.5	100.4%
Adjusted Segment EBITDA Margin	30.9%	25.0%		27.5%	19.6%
•Sales increased 27.3% versus the prior-year period driven by the acquisition of Alluxa and continued strength in the balance of the segment. Excluding the impact of foreign exchange translation and sales from acquired businesses, sales increased 10.7% versus the prior-year period.
•Adjusted segment EBITDA increased 57.1% versus the prior-year period, driven primarily by the Alluxa acquisition and growth in the balance of the segment. Excluding the impact of foreign exchange translation, acquisitions and divestitures, adjusted segment EBITDA increased 10.2% compared to the prior-year period.

Engineered Materials - Enabling high performance polymer applications
Includes GGB and CPI businesses

	Quarter Ended December 31,			Year Ended December 31,
(Amounts in millions except percentages)	2020	2019	Change	2020	2019	Change
Sales	$73.6	$75.5	(2.5)%	$275.0	$331.3	(17.0)%
Adjusted Segment EBITDA	$11.4	$11.7	(2.6)%	$32.5	$53.7	(39.5)%
Adjusted Segment EBITDA Margin	15.5%	15.5%		11.8%	16.2%
•Sales decreased 2.5% versus the prior-year period primarily due to sales weakness in the oil and gas, general industrial, and petrochemical markets, partially offset by sales strength in the automotive and power generation markets. Excluding the impact of foreign exchange translation, sales decreased 5.6% compared to the prior-year period.
•Adjusted segment EBITDA decreased 2.6% versus the prior-year period, driven primarily by sales volume declines, partially offset by cost-reduction initiatives implemented in response to market challenges, including decreases in headcount and discretionary spending. Excluding the impact of foreign exchange translation, adjusted segment EBITDA decreased 7.7% compared to the prior-year period.

Full Year 2020 Consolidated Results

Sales of $1,074.0 million decreased 10.9% compared to 2019. Sales growth in semiconductor, food and pharma, and power generation, including the contributions from the acquisitions of LeanTeq, the Aseptic Group, and Alluxa, was more than offset by sales weakness within the general industrial, oil and gas, heavy-duty truck, aerospace, and automotive markets resulting in part from the impact of the global COVID-19 pandemic. The decline in sales was also driven by the divestitures of businesses in connection with our portfolio reshaping strategy. Excluding the impact of foreign exchange translation and sales from acquired and divested businesses, sales for the year declined 11.5% compared to 2019.

Corporate expenses of $37.9 million in 2020 increased 4.1% compared to $36.4 million a year ago.

Consolidated adjusted EBITDA of $168.3 million decreased 0.6% compared to 2019 driven primarily by divestiture activity as well as a sales decline in the Engineered Materials segment, partially offset by strategic acquisitions and cost mitigation actions across the company in response to COVID-19. Adjusted EBITDA margin of 15.7% increased 170 basis points compared to the prior year.

Loss from continuing operations attributable to EnPro Industries, Inc. was $23.7 million, compared to income of $7.8 million in the prior year. Net income attributable to EnPro Industries, Inc. of $184.4 million, compared to $38.3 million in the prior year, was primarily driven by gains from the sale of the Fairbanks Morse division. Adjusted net income of $83.9 million increased 3.5% compared to 2019. Diluted loss per share attributable to EnPro Industries, Inc. continuing operations was $1.15 compared to earnings of $0.38 in the prior year and adjusted diluted earnings per share of $4.07 increased 4.4% compared to $3.90 per share in 2019.

Balance Sheet, Cash Flow and Capital Allocation

For 2020, the company generated $57.6 million of cash flow from continuing operations, or $39.3 million of free cash flow net of capital expenditures of $18.3 million. This compares to $130.8 million of cash flow from continuing operations, or $109.2 million of free cash flow net of capital expenditures of $21.6 million, in the prior-year period. The year-over-year change was primarily driven by higher 2020 payments related to environmental settlements, a third quarter legal settlement, and significantly higher year-over-year tax payments resulting largely from the gain on the sale of Fairbanks Morse.

EnPro ended the fourth quarter with cash of $229.5 million and full availability of a $400 million revolving credit facility, less $11 million in outstanding letters of credit. The company’s net debt to adjusted EBITDA ratio was 1.6x on December 31, 2020.

During the fourth quarter, the company paid a quarterly dividend of $0.26 per share or $5.5 million in total. In February 2021, our board of directors approved a 4% increase in the quarterly dividend, from $0.26 per share to $0.27 per share.

Other Events Impacting Fourth Quarter Results

In the fourth quarter, the company recognized environmental charges of $22.1 million, principally to account for estimated costs associated with remediation efforts for two legacy environmental matters where the company did not have sufficient information to estimate baseline reserves for certain remediation costs until the fourth quarter. The responsibility for these matters was contributed to EnPro at the time of the 2002 spin-off from Goodrich Corporation. The company separately recorded an asset of $3.8 million related to an expected recovery from the U.S. government associated with one of these matters, which is included in other non-current assets.

2021 Guidance

“Given the continued global economic recovery and improving visibility into the markets we serve, we are reinstating annual guidance for 2021. We expect 2021 sales to be in a range of $1.04 billion to $1.08 billion, adjusted EBITDA to be in a range of $178 million to $188 million, and adjusted diluted earnings per share from continuing operations to be in a range of $4.32 to $4.66,” said Mr. Riley.

2021 Guidance (as of 2/23/21)
Sales	$1.04 billion - $1.08 billion
Adjusted EBITDA	$178 million - $188 million
Adjusted Diluted EPS	$4.32 - $4.66

Assumptions
Amortization of Acquisition-Related Intangible Assets	$44 million - $46 million
Depreciation and Other Amortization	$33 million - $35 million
Net Interest Expense	$15 million - $17 million
Normalized Tax Rate	30%

Conference Call, Webcast Information, and Presentations

EnPro will hold a conference call today, February 23, at 8:30 a.m. Eastern Time to discuss fourth quarter 2020 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13714132. A live audio webcast of the call and accompanying slide presentation, will be accessible from the company’s website, https://www.enproindustries.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Primary Segment Operating Performance Measure

In connection with the decision to realign the company’s reporting segments, EnPro determined that the primary metric used by management to allocate resources and assess segment performance had shifted from segment profit to adjusted segment EBITDA, which is segment profit excluding acquisition and divestiture expenses, restructuring and impairment costs, non-controlling interest compensation, and depreciation and amortization. Under U.S. generally accepted accounting principles (“GAAP”), the primary metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission. Because adjusted segment EBITDA is not defined under GAAP and may not be comparable to similarly titled measures used by other companies, tables showing the reconciliation of adjusted segment EBITDA to segment profit are included with this press release.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin and free cash flow. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full year 2021 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented. Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: impacts from the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19, including impacts on the company’s operations, and the operations and businesses of its customers and vendors, including whether the company’s operations and those of its customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the company’s operations to be halted for some period of time; uncertainty with respect to the duration and severity of these impacts from the COVID-19 pandemic, including impacts on the general economy and the markets served by the company’s customers; the extent to which the impacts from the COVID-19 pandemic could result in a reduction in demand for the company’s products and services, which could also result in asset impairment charges, including for goodwill; other economic conditions in the markets served by EnPro’s businesses and those of its customers, some of which are cyclical and experience periodic downturns and disruptions, such as the recent disruptions in the pricing of oil and gas; prices and availability of its raw materials; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations and the discontinued operations of its predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. EnPro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q, describe these and other risks and uncertainties in more detail. EnPro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance excludes changes in the number of shares outstanding, impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the fourth quarter, the impact of foreign exchange rate changes subsequent to the end of the fourth quarter, impacts from further spread of COVID-19, and environmental and litigation charges.

About EnPro Industries

EnPro is a leading industrial technology company using materials science to push boundaries in semiconductor, life sciences, and other technology-enabled sectors. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2020 and 2019
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Net sales	$276.0	$286.5	$1,074.0	$1,205.7
Cost of sales	172.5	188.4	698.2	801.9
Gross profit	103.5	98.1	375.8	403.8
Operating expenses:
Selling, general and administrative	85.2	79.5	299.8	314.9
Other	7.2	28.4	50.1	32.3
Total operating expenses	92.4	107.9	349.9	347.2
Operating income (loss)	11.1	(9.8)	25.9	56.6
Interest expense	(3.9)	(5.9)	(16.5)	(19.6)
Interest income	0.4	0.2	1.6	1.4
Other expense	(22.3)	(6.8)	(37.8)	(34.1)
Income (loss) from continuing operations before income taxes	(14.7)	(22.3)	(26.8)	4.3
Income tax benefit	5.7	14.1	3.5	3.5
Income (loss) from continuing operations	(9.0)	(8.2)	(23.3)	7.8
Less: income (loss) attributable to redeemable non-controlling interest, net of taxes	(0.1)	—	0.4	—
Income (loss) from continuing operations attributable to EnPro Industries, Inc.	(8.9)	(8.2)	(23.7)	7.8
Income from discontinued operations, including gain on sale, net of taxes	0.8	11.0	208.1	30.5
Net income (loss) attributable to EnPro Industries, Inc.	$(8.1)	$2.8	$184.4	$38.3
Basic earnings (loss) per share attributable to EnPro Industries, Inc.:
Continuing operations	$(0.43)	$(0.40)	$(1.15)	$0.38
Discontinued operations	0.04	0.54	10.13	1.48
Basic earnings (loss) per share	$(0.39)	$0.14	$8.98	$1.86
Average common shares outstanding (millions)	20.5	20.6	20.5	20.7
Diluted earnings (loss) per share attributable to EnPro Industries, Inc.:
Continuing operations	$(0.43)	$(0.40)	$(1.15)	$0.38
Discontinued operations	0.04	0.54	10.13	1.47
Diluted earnings (loss) per share	$(0.39)	$0.14	$8.98	$1.85
Average common shares outstanding (millions)	20.5	20.6	20.5	20.8

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2020 and 2019
(Stated in Millions of Dollars)

	2020	2019
Operating activities of continuing operations
Net income attributable to EnPro Industries, Inc.	$184.4	$38.3
Adjustments to reconcile net income attributable to EnPro Industries, Inc. to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	(208.1)	(30.5)
Taxes paid related to sale of discontinued operations	(38.7)	—
Depreciation	30.2	30.4
Amortization	40.6	37.5
Deferred income taxes	(14.6)	(28.3)
Stock-based compensation	5.4	6.8
Loss on sale of businesses	2.6	11.3
Asset impairments	29.3	29.4
Other non-cash adjustments	3.2	2.5
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Asbestos insurance receivables	2.5	5.8
Accounts receivable, net	18.7	9.9
Inventories	19.5	7.0
Accounts payable	0.3	(15.9)
Other current assets and liabilities	(30.9)	26.4
Other non-current assets and liabilities	13.2	0.2
Net cash provided by operating activities of continuing operations	57.6	130.8
Investing activities of continuing operations
Purchases of property, plant and equipment	(18.3)	(21.6)
Proceeds from sale of businesses	475.1	3.6
Acquisitions, net of cash acquired	(238.3)	(310.5)
Other	(2.4)	(2.6)
Net cash provided by (used in) investing activities of continuing operations	216.1	(331.1)
Financing activities of continuing operations
Proceeds from debt	29.9	652.7
Repayments of debt	(168.2)	(487.9)
Repurchase of common stock	(5.3)	(15.0)
Dividends paid	(21.7)	(20.9)
Other	(2.0)	(5.1)
Net cash provided by (used in) financing activities of continuing operations	(167.3)	123.8
Cash flows of discontinued operations
Operating cash flows	(6.2)	76.8
Investing cash flows	—	(11.8)
Net cash provided by (used in) discontinued operations	(6.2)	65.0
Effect of exchange rate changes on cash and cash equivalents	8.1	3.1
Net increase (decrease) in cash and cash equivalents	108.3	(8.4)
Cash and cash equivalents at beginning of period	121.2	129.6
Cash and cash equivalents at end of period	$229.5	$121.2
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net	$16.1	$19.2
Income taxes, net	$67.2	$8.8

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2020 and 2019
(Stated in Millions of Dollars)

	2020	2019
Current assets:
Cash and cash equivalents	$229.5	$121.2
Accounts receivable	143.2	160.8
Inventories	139.1	157.1
Income taxes receivable	49.6	28.7
Other current assets	17.6	27.6
Current assets held for sale	—	254.1
Total current assets	579.0	749.5
Property, plant and equipment	195.0	218.8
Goodwill	621.8	485.3
Other intangible assets	553.6	466.9
Other assets	134.2	114.6
Total assets	$2,083.6	$2,035.1
Current liabilities:
Current maturities of long-term debt	$3.8	$4.1
Accounts payable	69.8	82.7
Accrued expenses	128.4	137.3
Current liabilities held for sale	—	89.5
Total current liabilities	202.0	313.6
Long-term debt	487.5	625.2
Deferred taxes and non-current income taxes payable	130.5	74.6
Other liabilities	136.7	106.8
Total liabilities	956.7	1,120.2
Redeemable non-controlling interest	48.4	28.0
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	289.6	292.1
Retained earnings	794.8	632.2
Accumulated other comprehensive loss	(4.9)	(36.4)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders' equity	1,078.5	886.9
Total liabilities and equity	$2,083.6	$2,035.1

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Year Ended December 31, 2020 and 2019
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Sealing Technologies	$154.7	$174.4	$636.7	$762.4
Advanced Surface Technologies	49.9	39.2	171.2	120.2
Engineered Materials	73.6	75.5	275.0	331.3
	278.2	289.1	1,082.9	1,213.9
Less intersegment sales	(2.2)	(2.6)	(8.9)	(8.2)
	$276.0	$286.5	$1,074.0	$1,205.7

Earnings before interest, income taxes, depreciation,
amortization, and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Sealing Technologies	$34.9	$33.1	$131.0	$131.4
Advanced Surface Technologies	$15.4	$9.8	$47.1	$23.5
Engineered Materials	11.4	11.7	32.5	53.7
	$61.7	$54.6	$210.6	$208.6

Adjusted Segment EBITDA Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Sealing Technologies	22.6%	19.0%	20.6%	17.2%
Advanced Surface Technologies	30.9%	25.0%	27.5%	19.6%
Engineered Materials	15.5%	15.5%	11.8%	16.2%
	22.4%	19.1%	19.6%	17.3%

Reconciliation of Adjusted Segment EBITDA to Income (Loss) from Continuing Operations
	Quarters Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Adjusted Segment EBITDA	$61.7	$54.6	$210.6	$208.6
Acquisition and divestiture expenses	(6.9)	(0.5)	(9.6)	(8.4)
Non-controlling interest compensation allocation*	(1.3)	(0.5)	(2.9)	(0.5)
Fair value adjustment to acquisition date inventory	(3.0)	—	(3.0)	—
Restructuring and impairment expense	(6.7)	(5.4)	(30.6)	(8.7)
Depreciation and amortization expense	(19.3)	(20.0)	(70.7)	(67.9)
Segment profit	24.5	28.2	93.8	123.1
Corporate expenses	(10.6)	(10.9)	(37.9)	(36.4)
Interest expense, net	(3.5)	(5.7)	(14.9)	(18.2)
Other expense, net	(25.1)	(33.9)	(67.8)	(64.2)
Income (loss) from continuing operations before income taxes	(14.7)	(22.3)	(26.8)	4.3
Income tax benefit	5.7	14.1	3.5	3.5
Income (loss) from continuing operations	$(9.0)	$(8.2)	$(23.3)	$7.8

Adjusted Segment EBITDA is segment profit excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, fair value adjustment to acquisition of inventory, and depreciation and amortization.

Segment profit is total segment revenue reduced by operating expenses, restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, impairments of indefinite-lived tradenames, and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

*Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisition of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisition. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

EnPro Industries, Inc.
Reconciliation of Income (Loss) from Continuing Operations Before Income Taxes to Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc. and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Years Ended December 31, 2020 and 2019
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2020				2019
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Loss from continuing operations before income taxes.	$(14.7)				$(22.3)
Adjustments from selling, general, and administrative:
Acquisition and divestiture expenses	6.7				1.0
Non-controlling interest compensation allocation***	1.3				0.5
Adjustments from other operating expense and cost of sales
Restructuring and impairment expense	6.7				23.5
Amortization of the fair value adjustment to acquisition date inventory	3.0				—
Impairment of indefinite-lived trademarks	—				7.9
Legal settlement - legacy matter	0.1				—
Adjustments from other non-operating expense:
Environmental reserve adjustments	22.1				4.8
Costs associated with previously disposed businesses	0.6				0.1
Net loss on sale of businesses	0.6				1.1
Pension expense (income) (non-service cost)	(1.0)				0.9
Other adjustments:
Amortization of intangible assets	10.9				11.1
Other	(0.1)				—
Adjusted income from operations before income taxes	36.2				28.6
Adjusted income tax expense	(10.9)				(8.6)
Loss from redeemable non-controlling interest, net of taxes	0.1				—
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$25.4	20.6*	$1.24	**	$20.0	20.7*	$0.97	**

	Years Ended December 31,
	2020				2019
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Income (loss) from continuing operations before income taxes	$(26.8)				$4.3
Adjustments from selling, general, and administrative:
Acquisition and divestiture expenses	11.2				8.9
Non-controlling interest compensation allocation***	2.9				0.5
Adjustments from other operating expense and cost of sales
Restructuring and impairment costs	30.6				27.2
Impairment of indefinite-lived trademarks	16.1				7.9
Legacy settlement - legacy matter	7.5				—
Amortization of the fair value adjustments to acquisition date inventory	3.0				—
Adjustments from other non-operating expense:
Environmental reserve adjustments	36.2				12.7
Costs associated with previously disposed businesses	2.0				1.8
Net loss on sale of businesses	2.6				16.3
Pension expense (income) (non-service cost)	(3.0)				3.3
Other adjustments:
Amortization of acquisition-related intangible assets	37.8				32.7
Other	0.3				0.3
Adjusted income from continuing operations before income taxes	$120.4				$115.9
Adjusted income tax expense	(36.1)				(34.8)
Income from redeemable non-controlling interest, net of taxes	(0.4)				—
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$83.9	20.6*	$4.07	**	$81.1	20.8	$3.90	**

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations attributable to EnPro Industries, Inc. and diluted earnings per share attributable to EnPro Industries, Inc., including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 30.0% for continuing operations. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

*There were 0.1 million potentially dilutive shares in the quarters ended December 31, 2020 and 2019 and 0.1 million potentially dilutive shares in the year ended December 31, 2020 that were excluded from the calculation of consolidated earnings per share in the respective period since they were antidilutive. These shares were added back for the purpose of calculating adjusting net income per share.

** Adjusted diluted earnings per share.

***Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisition. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Years Ended December 31, 2020 and 2019
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2020
		Advanced
	Sealing	Surface	Engineered	Total
	Technologies	Technologies	Materials	Segments
Segment profit	$24.2	$(1.9)	$2.2	$24.5
Acquisition and divestiture expenses	0.6	6.3	—	6.9
Non-controlling interest compensation allocation*	—	1.3	—	1.3
Amortization of the fair value adjustment to acquisition date inventory	—	3.0	—	3.0
Restructuring and impairment expense	1.3	—	5.4	6.7
Depreciation and amortization expense	8.8	6.7	3.8	19.3
Earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted Segment EBITDA)	$34.9	$15.4	$11.4	$61.7
Adjusted Segment EBITDA Margin	22.6%	30.9%	15.5%	22.4%

	Quarter Ended December 31, 2019
		Advanced
	Sealing	Surface	Engineered	Total
	Technologies	Technologies	Materials	Segments
Segment profit	$17.6	$4.9	$5.7	$28.2
Acquisition and divestiture expenses	0.4	—	0.1	0.5
Non-controlling interest compensation allocation*	—	0.5	—	0.5
Restructuring costs	4.1	—	1.3	5.4
Depreciation and amortization expense	11.0	4.4	4.6	20.0
Adjusted Segment EBITDA	$33.1	$9.8	$11.7	$54.6
Adjusted Segment EBITDA Margin	19.0%	25.0%	15.5%	19.1%

	Year Ended December 31, 2020
		Advanced
	Sealing	Surface	Engineered	Total
	Technologies	Technologies	Materials	Segments
Segment profit	$77.5	$14.3	$2.0	$93.8
Acquisition and divestiture expenses	2.8	6.8	—	9.6
Non-controlling interest compensation allocation*	—	2.9	—	2.9
Amortization of the fair value adjustment to acquisition date inventory	—	3.0	—	3.0
Restructuring and impairment costs	14.2	0.1	16.3	30.6
Depreciation and amortization expense	36.5	20.0	14.2	70.7
Adjusted Segment EBITDA	$131.0	$47.1	$32.5	$210.6
Adjusted Segment EBITDA Margin	20.6%	27.5%	11.8%	19.6%

	Year Ended December 31, 2019
		Advanced
	Sealing	Surface	Engineered	Total
	Technologies	Technologies	Materials	Segments
Segment profit	$79.2	$9.5	$34.4	$123.1
Acquisition and divestiture expenses	1.1	6.5	0.8	8.4
Non-controlling interest compensation allocation*	—	0.5	—	0.5
Restructuring costs	6.1	—	2.6	8.7
Depreciation and amortization expense	45.0	7.0	15.9	67.9
Adjusted Segment EBITDA	$131.4	$23.5	$53.7	$208.6
Adjusted Segment EBITDA Margin	17.2%	19.6%	16.2%	17.3%

For a reconciliation of Adjusted Segment EBITDA to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

*Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa being subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers. This expense is recorded in selling, general, and administrative expenses on our Consolidated Statements of Operations and is directly related to the terms of the respective acquisition. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

EnPro Industries, Inc.

Reconciliation of Net Income (Loss) Attributable to EnPro Industries, Inc. to Adjusted EBITDA (Unaudited)

For the Quarters and Years Ended December 31, 2020 and 2019
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss) attributable to EnPro Industries, Inc.	$(8.1)	$2.8	$184.4	$38.3
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Income from discontinued operations, net of taxes	(0.8)	(11.0)	(208.1)	(30.5)
Income attributable to redeemable non-controlling interest, net of taxes	(0.1)	—	0.4	—
Interest expense, net	3.5	5.7	14.9	18.2
Income tax (benefit) expense	(5.7)	(14.1)	(3.5)	(3.5)
Depreciation and amortization expense	19.3	20.1	70.8	67.9
EBITDA	8.1	3.5	58.9	90.5
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Adjusted EBITDA):
Restructuring and impairment expense	6.7	23.5	30.6	27.2
Environmental reserve adjustments	22.1	4.8	36.2	12.7
Costs associated with previously disposed businesses	0.6	0.1	2.0	1.8
Net loss on sale of businesses	0.6	1.1	2.6	16.3
Acquisition and divestiture expenses	6.7	1.0	11.2	8.9
Pension expense (income) (non-service cost)	(1.0)	0.9	(3.0)	3.3
Non-controlling interest compensation allocation**	1.3	0.5	2.9	0.5
Impairment of indefinite-lived trademarks	—	7.9	16.1	7.9
Legal settlement - legacy matter	0.1	—	7.5	—
Amortization of the fair value adjustment to acquisition date inventory	3.0	—	3.0	—
Other	(0.1)	—	0.3	0.3
Adjusted EBITDA	$48.1	$43.3	$168.3	$169.4

**Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa being subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers. This expense is recorded in selling, general, and administrative expenses on our Consolidated Statements of Operations and is directly related to the terms of the respective acquisition. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the year ended December 31, 2020, approximately 71% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

EnPro Industries, Inc.

Reconciliation of Free Cash Flow (Unaudited)
(Stated in Millions of Dollars)

Free Cash Flow - 2020
	Quarter Ended				Year Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Net cash provided by operating activities of continuing operations	$0.3	$33.1	$15.0	$9.2	$57.6
Purchases of property, plant, and equipment	(5.2)	(3.7)	(2.9)	(6.5)	(18.3)
Free cash flow	$(4.9)	$29.4	$12.1	$2.7	$39.3

Free Cash Flow - 2019
	Quarter Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Net cash provided by (used in) operating activities of continuing operations	$(1.3)	$34.9	$57.5	$39.7	$130.8
Purchases of property, plant, and equipment	(4.1)	(5.9)	(5.1)	(6.5)	(21.6)
Free cash flow	$(5.4)	$29.0	$52.4	$33.2	$109.2